Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

F45 Training Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, par value $0.01 per share, to be issued under the F45 Training Holdings Inc. 2021 Equity Incentive Plan (the “Plan”)	457(c) and 457(h)	4,527,728	$1.83(2)	$8,285,743(2)	0.0000927	$769

Fees Previously Paid

	Total Offering Amounts					$8,285,743		$769

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$769

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of Common Stock, par value of $0.01 per share (“Common Stock”) of F45 Training Holdings Inc. in respect of the securities identified in the above table that may become issuable through the Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of a share of common stock on the New York Stock Exchange on August 9, 2022, which was $1.83.